Exhibit 99.1
                                                                    News Release

News Media:
Jeff Weir
National Semiconductor
(408) 721-5199
cell (408) 242-4827
jeff.weir@nsc.com

National Semiconductor Announces Sale of Information Appliance Business to AMD

SANTA CLARA, CA - August 6, 2003 - National Semiconductor Corporation (NYSE:NSM) today announced it has signed a definitive agreement to sell its Information Appliance (IA) business unit, which consists primarily of the GeodeTM family of microprocessor products, to Advanced Micro Devices, Inc. (NYSE:AMD). Financial terms of the sale, which is expected to close by the end of August, were not disclosed.

In February 2003, National announced its intention to sell the Information Appliance business in order to streamline National's cost structure and focus investments on higher-margin analog technologies. The Information Appliance business unit planned to be sold to AMD currently accounts for less than 5 percent of National's total annual revenue.

Pursuant to the terms of the agreement, AMD would acquire certain intellectual property and assets of the IA business unit and approximately 132 employees that currently support the IA business unit.

"This deal makes good sense for both companies," said Brian L. Halla, National's chairman, president and CEO. "This allows National to focus on growing our core analog business and improving our returns. At the same time, AMD will be able to leverage the Geode technology through their existing manufacturing and marketing infrastructure. We intend to work with AMD to ensure a rapid and successful transition for our customers."

"We look forward to warmly welcoming the IA team to AMD," said Billy Edwards, vice president and general manager, Personal Connectivity Solutions Group, AMD. "The addition of the IA team will accelerate our ability to deliver value to our existing customers and in new markets."
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A portion of the total National  employees who currently support the Information
Appliance business will not be transferring to AMD, primarily due to marketing and engineering infrastructure that AMD already has in place. As a result, National expects to lay off approximately 65 individuals in connection with this transaction and record a charge for severances in the current quarter, which ends August 24, 2003.

Special Note
This release contains forward-looking statements dependent on a number of risks and uncertainties. These factors include, but are not restricted to, the timely completion of the actions updated above. Other risk factors are included in National's 10-K for the year ended May 25, 2003 (see the Outlook section of Management's Discussion and Analysis of Financial Condition and Results of Operations).

About National Semiconductor
National Semiconductor is the premier analog company driving the information age. Combining real-world analog and state-of-the-art digital technology, the company is focused on analog-based semiconductor products, which include stand-alone devices and subsystems in the areas of power management, imaging, display drivers, audio, amplifiers and data conversion. The company targets key markets such as wireless, displays, information infrastructure and a broad range of portable applications. With headquarters in Santa Clara, California, National reported sales of $1.67 billion for its most recent fiscal year. Additional company and product information is available on the World Wide Web at www.national.com.